                                                                    Exhibit 4.20

CONSULTANT AGREEMENT

This Agreement is made and entered into as of the 1st day of March 2003, between
Decorize, Inc.(the "Company") and Evan Kaye ("Consultant").

In consideration of and for the mutual promises and covenants  contained herein, and for other good and  valuable  consideration,  the receipt of which is hereby acknowledged, the parties agree as follows:

1.   Purpose.  The Company  hereby  employs the  Consultant  during the Term (as defined below) to render  consulting advice to the Company and its associates in connection  with investor  relations,  upon the terms and  conditions  set forth herein.

2.   Term.  This  Agreement  shall be  effective  for a  four-month  period (the
"Term") commencing on the date hereof and ending on June 30, 2003.

3    .Duties of Consultant.  During the term of this  Agreement,  the Consultant shall  provide  the  Company  those  services  described  on  Exhibit A which is attached  hereto and made a part hereof.  Notwithstanding  the foregoing,  it is understood  and  acknowledged  by the  parties  that the  Consultant:  (a) shall perform its analysis and reach its conclusions about the Company  independently;
and (b) shall not render  advice  and/or  services to the Company in any manner, directly  or  indirectly,  that  is in  connection  with  the  offer  or sale of securities  in a capital  raising  transaction  or that  could  result in market making. This engagement does not create an agency  relationship,  and Consultant shall have no authority to bind the Company or make any  statements,  assurances or commitments on its behalf.

4.   Activities;  Indemnification.  Consultant  agrees that it will  conduct its activities  on behalf of the Company and its  associate in  compliance  with all applicable  state and federal laws  Consultant  will not act, or fail to act, in any way that might make  unavailable to the Company any of the  exemptions  from registration  under both  state and  federal  securities  law that it is relying upon.  Consultantshall  indemnify  the  Company  and  its  officers,  directors, stockholders  and associates  fully against any and all costs and claims arising from Consultant's failure to comply with the foregoing covenants.

5.   Compensation.  For services to be rendered by the Consultant hereunder, the
Consultant shall be paid 30,000  restricted  shares of Decorize,  Inc.,  payable
10,000 shares upon  execution of this agreement and 6,667 shares each on April 1 and May 1, and 6,666 shares on June 1, 2003.

6.   Further Agreements. Because of the nature of the services being provided by
Consultant hereunder, Consultant acknowledges that Company may not, and does not intend to, provide  Consultant any confidential  information and that Consultant will  receive  only  information  that is provided to the  investing  community.
Without  limiting  anything  in  Section  4,  if  Consultant  obtains  any  such information,  it shall  maintain the

confidentiality  of such  information  and refrain from any  disclosure  of such information not authorized by the Company in writing.

7.   Severability.  If any  provision  of this  Agreement  shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement  shall not be affected  thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

8.   Governing Law: Venue:  Jurisdiction.  This Agreement shall be construed and enforced in  accordance  with and governed by the laws of the State of Missouri, without  reference to principles of conflicts or choice of law thereof.  Each of the parties  consents to the  jurisdiction  of the state  courts of the State of
Missouri in connection  with any dispute arising under this Agreement and hereby waives,  to the maximum extent  permitted by law, any  objection,  including any objection  based on forum non conveniens to the bringing of any such  proceeding in such jurisdiction.  Each party to this Agreement  irrevocably consents to the service of process in any such  proceeding  by the mailing of copies  thereof by registered or certified mail, postage prepaid,  to such party at its address set forth  herein.  Nothing  herein  shall  affect  the  right of any party to serve process in any other manner  permitted by law.  Each party waives its right to a trial by jury. 9.Miscellaneous.

     (a) Any  notice or other  communication  between  parties  hereto  shall be sufficiently  given  if sent  by  certified  or  registered  mail,  postage prepaid, if to the Consultant, addressed to it at 325 East 64th Street, New
     York,  New  York  10021,  or  to  Decorize,   Inc.  at  1938  East  Phelps,
     Springfield, Missouri, 65802 or such address as may hereafter be designated in  writing by one party to the  other.  Any notice or other  communication hereunder  shall be deemed  given  three days after  deposit in the mail if mailed by certified  mail,  return receipt  requested,  or on the day after deposit with an overnight courier service for next day delivery,  or on the date delivered by hand or by facsimile with accurate confirmation generated by the transmitting  facsimile machine, at the address or number designated above (if  delivered on a business day during normal  business  hours where such notice is to be received),  or the first  business day following  such delivery (if delivered  other than on a business day during normal business hours where such notice is to be received).

     (b) This Agreement embodies the entire Agreement and understanding  between the Company and the Consultant  and  supersedes  any and all  negotiations, prior discussions and preliminary and prior arrangements and understandings related to the central subject matter hereof.

     (c) This Agreement has been duly authorized,  executed and delivered by and on behalf of the Company and the Consultant.

     (d) This Agreement and all rights,  liabilities and  obligations  hereunder shall be binding upon and inure to the benefit of each  party's  successors but may not be  assigned  without the prior  written  approval of the other party.

     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the date hereof.

                                       CONSULTANT: EVAN KAYE

                                        /s/ Evan Kaye
                                       -----------------------------------------

                                       DECORIZE, INC.

                                       By:  /s/ Alex Budzinsky
                                          --------------------------------------

EXHIBIT A

Meetings  and other  communication  with  institutional  investors,  brokers and brokerage firms to develop interest in and support for the Company.

Maintenance of database of institutional investors,  brokers and brokerage firms to whom Company is presented or with whom Company is discussed